Exhibit 10.1

Execution Copy

Personal Employment Agreement

This Personal Employment Agreement (this “Agreement”), is made as of June 7, 2026, by and between Duke Robotics Corp. a US Nevada State registered corporation, with offices at 10 Ha’Rimon St, Science and Industrial Park Mevo Carmel, Israel (the “Company”) and Yiftach Kleinman (ID No. 027788751) (the “Executive”) of Yefe Nof St 23, Ashkelon, Israel.

WHEREAS,	the Company wishes to employ the Executive; while the Executive’s actual employment shall be with the Company’s Israeli subsidiary, Duke Airborne Systems Ltd., registration number 515051282, and the Executive wishes to enter into such employment, subject to and in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, it has accordingly been warranted, provided and agreed by the parties as follows:

1.	Recitals, Headings and Interpretation

1.1	The recitals to this Agreement constitute an integral part hereof.

1.2	The division of the terms of this Agreement into clauses and the headings is solely for convenience of reference and shall not affect its interpretation.

2.	Exclusivity of the Agreement

2.1	This Agreement is personal and the terms and conditions of the employment of the Executive shall be solely as set forth in this Agreement. Except as provided in this Agreement, no provisions of any collective bargaining agreement (“Heskem Kibbutzi”), collective arrangement (“Hesder Kibutsi”) or other industry practice or custom of any kind shall apply.

2.2	Except as expressly provided in this Agreement, the Executive shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with the Company.

3.	Absence of Impediment to the Executive’s Employment

The Executive represents, warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, that there is no contractual or other impediment, including physical or mental health issues, to his entering into this Agreement, fulfilling his obligations hereunder or to his employment with the Company and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party.

4.	Position and Duties

4.1	The Executive shall be employed by the Company in the position as set forth in Exhibit A and, in the discharge of his duties, shall report to the person(s) set forth in Exhibit A. Performance of the Executive’s duties as part of his position will further include the Company’s Affiliates (including if required by the Company as a Board member or officer of such Affiliates), with respect to which he shall not be entitled to any additional compensation.

4.2	During the course of the Executive’s employment with the Company, the Executive shall honestly, diligently, skillfully and faithfully serve the Company. The Executive undertakes to devote all his working time, efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, to follow the Company procedures as established from time to time, to carry out the duties imposed upon him.

4.3	The Executive shall, at all times, act in a manner suitable for his position and status in the Company.

4.4	The Executive shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent, consultant, director or in any other manner (whether for compensation or otherwise) and shall not assume any position or render services in any of the above-stated manners to any other entity or person.

4.5	The Executive undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which he had or has a personal interest or which might create a conflict of interest with his position in the Company.

4.6	The Executive undertakes to fulfill the responsibilities described in this Agreement and assist the Company, its affiliates, subsidiaries, related corporations and parent company now or hereafter existing, in Israel or abroad (collectively, “Affiliates”) and to make himself available to them, during the employment period and even after the termination of his employment relations with the Company, for any reason, in any matter which the Company may reasonably request his assistance, including for the purpose of providing any information relating to his work or actions taken by him and including in the framework of disputes (including legal or quasi-legal proceedings), provided that such assistance request shall be reasonable in scope and timing. If the Company requires the Executive’s services after the termination of the employment relations with him, for any reason, it shall reimburse the Executive for agreed reasonable remuneration in connection with performing the provisions of this Section.

4.7	The Executive shall be based in the Company’s Israeli offices, but he understands that his work may mostly be carried out remotely (home-office) and that his position involves international and local travel as required to discharge his responsibilities hereunder.

4.8	The Executive shall not receive any payment and/or benefit from any third party, directly or indirectly, in connection with his employment with the Company. In the event the Executive breaches this Sub-section, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-of such amount from any sums due to the Executive.

4.9	The Executive acknowledges that the Company is committed to the restrictions as mentioned in the Prevention of Sexual Harassment Law, 1998, and that sexual harassment is a severe disciplinary offence.

4.10	The Executive undertakes not to make improper use of computer, computer devices, internet and/or e-mails, including (but not limited to) use of illegal software or the receipt and/or transfer of pornographic material, and/or any other material that is not connected with his work and may be harmful to the Company, other employees or any other third party, as further detailed in the Company’s policy as may be amended from time.

4.11	The Executive acknowledges and agrees of his own free will that personal information related to him and the Executive’s terms of employment at the Company, as shall be received and held by the Company will be held and managed by the Company, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The information will be collected, retained, used, and transferred for legitimate business purposes and to the reasonable and necessary scope only, including: human resources management, business management and customer relations, assessment of potential transactions (including mergers and capital raise) and relating to such transactions, compliance with law and other requests and requirements from government authorities and audit, compliance checks and internal investigations.

5.	Employment Term and Termination

5.1	The Executive’s employment by the Company shall commence on the date set forth in Exhibit A (such date, the “Commencement Date”).

5.2	The Executive’s employment may be terminated by either party subject to the delivery of a prior written notice by the terminating party (the “Notice Period”). The Notice Period will be as set forth in Exhibit A.

5.3	During the Notice Period, the Executive shall continue to perform his duties until the conclusion of the Notice Period. Nevertheless, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion(i) to waive the Executive’s actual work during the Notice Period, or to reduce the scope of the Executive’s work hours, while continuing to pay the Executive his regular payments, benefits and any other rights according to this Agreement (including the eligibility for bonus, car etc.) until the completion of the Notice Period; or (ii) terminate this Employment Agreement and the employment relationship, at any time prior to the expiration of the Notice Period, and pay a cash equivalent to his Salary and benefits (and any other rights according to this Agreement (including the eligibility for bonus, car etc.) for the remainder of the Notice Period as a payment in lieu of prior notice in accordance with the law.

5.4	Notwithstanding the foregoing, the Company may terminate the employment for Cause at any time, in the following circumstances, and in the event that such circumstances were not cured by the Executive within 7 (seven) days after a written notice from the Company: (a) the Executive is indicated of committing any of the following towards the Company and/or any Affiliate thereof: (i) embezzlement; (ii) theft; or (iii) criminal offense involving moral turpitude; (b) Executive’s breach of his obligations regarding confidentiality, non-competition and intellectual property, as described in Section 13 and Exhibit B below or by law, (c) Executive commits any other act and/or omission which under applicable law enable(s) the Company to deny or reduce severance payments or notice period, in whole or in part; (d) Executive breaches his duties of trust or loyalties to the Company, including but not, involvement in severe disciplinary offense or Executive deliberately cause harm to the Company’s business affairs (any such termination hereinafter: “Termination for Cause”).

5.5	In the event that the Executive terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 5.4 above, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any debt that it may owe the Executive an amount equal to the salary and benefits that would have been paid to the Executive during the Notice Period, had he worked during such period.

5.6	The Executive undertakes that immediately upon the termination of his employment with the Company (for any reason) or at such other time as directed by the Company, he shall act as follows:

5.6.1	He shall deliver and/or return to the Company all the documents or other letters, notes, reports and other papers in his possession and relating to his employment with the Company and the fulfillment of his duties, as well as any equipment and other property belonging to the Company that was placed at his disposal, including, if applicable, any Company car, computer equipment, telephone equipment, Executive ID badge or other equipment. Executive shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of his work. He shall have no rights to lien with respect to said Company’s information, documents and any such equipment and other property belonging to the Company that were placed at his disposal;

5.6.2	Following coordination with the Company’s IT persons, he shall delete any information relating to the Company or its business from his personal computer, if any; and

5.6.3	He shall coordinate the termination of his employment with the Company, and he shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by the Company, all documents and information and all matters with which he dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

6.	Working Hours

6.1	The Company’s standard working days and hours are 5 days a week between Sunday and Thursday, four days of 9 gross hours (including lunch and rest breaks) per day and one shorten day of 8 gross hours including breaks. The regular weekly rest day is Saturday. The working hours of the Executive shall be as required by the nature of the Executive’s full-time senior position in the Company, including during overtime hours if it is required in order to fulfill the Executive’s obligations according to this Agreement.

6.2	In consideration of the conditions and circumstances of the Executive’s top management position and duties in the Company which requires a special degree of trust and as the conditions and circumstances of employment do not enable the Company to supervise the Executive’s hours of work, the provisions of the Hours of Work and Rest Law, 1951 shall not apply to the Executive and he shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days, except as specified in this Agreement. The Executive acknowledges that the consideration set for him hereunder nevertheless includes within it consideration that would otherwise have been due to him by law.

7.	Salary

7.1	As compensation for the Executive’s performance as a full-time employee, the Company shall pay the Executive a gross monthly salary as set forth in Exhibit A (the “Salary”).

7.2	The Salary will be paid to the Executive in accordance with the Company’s normal and reasonable pay-roll practices, no later than the 9th day of each month. Any payment or benefit under this Agreement (including any bonuses or the like), other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Executive shall not maintain or claim otherwise.

7.3	For the avoidance of any doubt, the Salary and the fringe benefits that are described below constitute the overall consideration for the Executive’s work and in view of his position and status, and he shall not be entitled to any additional consideration, of any form, for his work during additional and overtime hours and on weekends or holidays, insofar as required.

7A.	Annual Cash Bonus and Special Cash Bonus

The Executive shall be entitled to an annual bonus of up to 12 monthly salaries, as follows: (i) an annual cash bonus, based on the Company’s performance and the Executive’s achievement of goals and objectives , of up to 6 monthly salaries; and (ii) a special cash bonus, based on the Company’s performance and the Executive’s achievement of significant milestones , of up to 6 monthly salaries, in each case in accordance with the compensation policy of the Company, as in effect from time to time and as approved by the Company’s Compensation Committee and the Board (the “Bonuses”). The annual Bonus plan will be finalized within 30 days following the approval of the annual budget and work plan to be submitted to the Board by the Executive.

The Bonuses shall be paid during the month following the date of publication of the Company’s audited annual financial statements for the preceding year. In the event that the Executive’s employment terminates after June 30th of the of a calendar year, the Executive shall be entitled to the pro rata portion of the Bonuses for such year, based on the period actually worked during such year) and subject to a reasonable level of certainty that the applicable annual Bonuses criteria will be fulfilled.

In addition, if the Executive’s employment terminates after the end of a calendar year but before the payment date of the Bonuses relating to such completed calendar year, the Executive shall remain entitled to receive such Bonuses for the completed calendar year, subject to the applicable Bonuses criteria. Payment of the Bonuses, including any special cash bonus, in one year shall not guarantee payment of any such bonus in any future year. Given that the Bonuses are a conditional payment, they shall not constitute a salary component for any purpose, including, but not limited to, the purpose of calculating any severance payment, fringe benefits, and/or social contributions of any kind. Any tax liability in connection with the Bonuses shall be borne solely by the Executive.

7B.	Specific Bonus for 2026

Specifically for the calendar year 2026, the Executive will be eligible to receive a bonus in the amount set forth in Exhibit A, to be paid during the month following the date of publication of the Company’s 2026 audited annual financial statements

7C.	Mobile Phone and Laptop

7C.1	The Company shall make available to the Executive a Company’s Laptop for his use in connection with the performance of his duties and shall bear the expenses related to the use and maintenance of such equipment. The Company shall also reimburse or bear the expenses related to the Executive’s cellular phone. All of the above is excluding taxes imposed pursuant to the instructions of the Israeli tax authorities, all in accordance with the Company policy as shall be in place from time to time.

7C.2	Upon termination of the Executive’s employment for any reason, the Executive shall be obligated to return the laptop and all its Company owned accessories. The Executive waives any right of lien upon the Company’s equipment.

8.	Pension Arrangement

The Company encourages the Executive to tailor a pension arrangement, a Managers’ Insurance Policy (the “Policy”) and/or Pension Fund (the “Pension Fund”) and/or alike, or a combination of plans that best suit the Executive’s anticipated future needs. Therefore, the Executive shall be entitled to a pension arrangement in accordance with his choice. For the avoidance of doubt, in the event the Executive elects to combine plans, the contributions percentages will relate to such portion of Salary that the Executive has allocated towards each benefit plan as follows:

8.1	The Company shall contribute for severance compensation (the “Severance Contribution”) towards the Pension Arrangement, as set forth in Exhibit A.

8.2	In addition, the Company shall contribute for pension component towards the Pension Arrangement, as set forth in Exhibit A. It is clarified that in case of a Policy (i.e. Managers’ Insurance Policy), such allocations shall include a contribution for work disability insurance, in an amount required to insure 75% of the Salary, with pension contributions at an amount of no less than 5% of the Salary. Notwithstanding the above, should it be necessary to increase allocations under this subsection beyond said 6.5% of the Salary due to the cost of work disability insurance, then the employer’s allocations for work disability insurance and pension pay, shall together, under no circumstances, exceed 7.5% of the Salary.

8.3	The Company shall deduct from the Salary the Executive’s contributions for pension compensation (‘Tagmulim’) the pension arrangement, as set forth in Exhibit A.

8.4	Any tax liability in connection with pension arrangement shall be borne solely by the Executive.

8.5	In the event the Executive does not inform the Company of the pension scheme of his choice, the Company shall execute the contributions detailed Exhibit A to one of the “default pension funds” determined by the Capital Market, Insurance, and Savings Department of the Ministry of Finance.

8.6	The Executive agrees and acknowledges that the Company’s Severance Contribution in accordance with the foregoing, shall be in lieu of 100% of the severance payment to which the Executive (or his beneficiaries) shall be entitled with respect to the Salary and the contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Pay Law, 1963 (the “Severance Law”) in accordance with the instructions of “The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay” (the “General Approval”, a copy of which is attached hereto as Annex B), as amended from time to time in case the Executive chooses a Policy and in the event that the Executive chooses Pension Fund arrangement in accordance with Sections 7 and 9 to the Extension Order General Insurance Pension In The Israeli Market.

8.7	The Company hereby waives any of its rights to refund monies from the payments it transfers to the Policy/Pension Fund in accordance with this Section, unless the Executive’s right to severance pay is denied by virtue of a court order, under Sections 16 or 17 of the Severance Law, and in the same amount which was denied, or the Executive withdraws monies from the Policy and/or the Pension Fund not due to a Granting Event. The term “Granting Event” shall mean - death, disability or retirement at the age of sixty or more.

9.	Advanced Study Fund

The Company shall make monthly contributions on the Executive’s behalf to a recognized advanced study fund (the “Study Fund” (“Keren Hishtalmut”)) and shall deduct from the Salary his part at the Study Fund and transfer those monies to the Study Fund, as set forth in Exhibit A. Any tax liability in connection with the Study Fund shall be borne solely by the Executive.

9A.	Options

Subject to the approval of the applicable organs of the Company and subject to the Duke Robotics 2021 Equity Incentive Plan – Israeli Plan Addendum (as may be amended from time to time) (the “Plan”), and all other proceedings legally necessary to be concluded within 45 days following the Commencement Date, the Company shall grant the Executive options to purchase 53,600 common stock $0.001 par value each, of the Company on the terms and conditions as set forth in Exhibit A (the “Options”). The grant of such Options shall be subject to Executive execution of the Company’s standard option agreement substantially in the form attached hereto as Exhibit C, and any other required document and such Options will be governed by the terms and conditions of the Plan.

10.	Vacation

The Executive shall be entitled to annual vacation business days as set forth in Exhibit A. Notwithstanding the foregoing, the Executive shall make all efforts to exercise his annual vacation; however, if the Executive is unable to utilize all the vacation days by the end of a calendar year, the Executive shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to and not exceeding the Maximum Quota (as defined in Exhibit A). Any amounts exceeding such Maximum Quota may be cancelled by the Company and shall not be redeemable, provided that the Executive was given a reasonable opportunity to utilize such excess vacation days prior to such cancellation.

11.	Sick Pay and Recreation Pay (‘Dme’i Havra’a’)

The Executive shall be entitled to paid sick days and Recreation Pay (‘Dme’i Havra’a’) in accordance with the law, except that sick days paid shall be paid in-full from the first sick day.

12.	Reimbursement of Business Expenses and Car Expenses

12.1	The Company will reimburse the Executive for reasonable business expenses borne by the Executive in accordance with the Company policy (as shall be amended from time to time), provided that such expenses were approved in advance by the Company, and against valid receipts furnished by the Executive to the Company. Executive will be entitled to travel Business Class (if available) when the duration of the flight is over 6 (six) hours or in the event of extraordinary circumstances.

12.2	The Company shall provide Executive with a Company car (the “Company Car”) under a leasing arrangement, type 4X4 Executive (Subaru Forester) or similar. The Company Car may be used by Executive’s immediate family members, provided each such used is above 21 of age and all in accordance with the Company policy. The Company shall bear all expenses related to the maintenance and the use of the car, including insurance policies, licensing, repairs, petrol, toll road charges and tax gross-up in connection with the Company Car benefit; however, the Company shall not pay any fines or parking tickets with respect to such Company Car. Upon termination of Executive’s employment, for any reason, with or without Cause, the Executive shall be obligated to return the Company Car with the keys and all licenses and other documentation relating to the Company Car to the Company and its and in a proper state of repair in accordance with Section 5.6 above. For the avoidance of any doubt, the receipt of the Car benefit replaces the Executive’s entitlement to statutory travel expenses and shall not constitute a salary component for any intent or purpose.

12A.	Directors and Officers Insurance and Indemnification Agreement

The Company will include the Executive under any Directors and Officers insurance coverage the Company supplies to its management executives. Upon the issuing of a customary indemnification letter or agreement by the Company to its Directors and Officers, the Company will issue same to the Executive.

13.	Confidentiality, Non-Competition and Intellectual Property

Executive agrees to be bound by, and shall have executed and delivered to the Company, the Confidential Information, Non-Compete and Invention Assignment Agreement, substantially in the form of Exhibit B hereto.

Notwithstanding any other provisions in this Agreement or Exhibit B hereto, the Executive acknowledges that (a) the Company is a Nasdaq listed company (Nasdaq: DUKR) and subject to certain disclosure requirements, including but not limited the Executive’s terms of employment and this Agreement; and (b) all or part of the Confidential Information obtained by the Executive may be deemed as “Inside Information”, as this term is defined in the US Securities Exchange Act of 1934 and that legal restrictions are imposed by US Securities Law concerning the use of inside information by the holder thereof, and the Employee hereby undertakes and covenants not to make any use of the Confidential Information in violation or in breach of such Securities Law.

14.	General

14.1	The Executive shall bear all the taxes deriving from the rights and benefits received by him/her pursuant hereto. It is hereby expressed that all the amounts specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance, contributions and national insurance contributions, shall be deducted from them and from all the rights and benefits received by the Executive pursuant hereto.

14.2	This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have exclusive jurisdiction over the parties with regard to this Agreement, its execution, interpretation and performance.

14.4	This Agreement, including the Exhibits and Schedules hereto, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

14.5	Any notice sent by prepaid registered mail, by one party to the other shall be deemed to have been received by the addressee within three business days of its dispatch, and if delivered by hand, fax or e-mail, at the time of its delivery.

14.6	This Agreement shall be deemed due notification regarding the Executive’s employment terms in accordance with the provisions of the Notice to Employee and to Candidate (Employment Terms and Screening and Acceptance to Work Proceedings) Law, 2002 and the regulations thereunder.

[signature page follows]

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

Duke Robotics Corp.		Yiftach Kleinman

Signature:	/s/ Yariv Alroy	Signature:	/s/ Yiftach Kleinman

Name:	Yariv Alroy

Title:	Chairman

EXHIBIT A - TERMS OF EMPLOYMENT (NIS; GROSS)

Name	Yiftach Kleinman (ID# 027788751)
Position	CEO (Duke Robotics Corp and subsidiaries)
Supervisor	Board of Director
Appointment percent	FTE (100%)
Commencement Date / Termination	Commencement within no later than 90 days as of the date of this Agreement (i.e. no later than September 8, 2026). Termination: Notice: 90 days.
Salary	NIS 80,000 (eighty thousand) (gross)
Annual Bonus Opportunity	See section 7A.
2026 Bonus	2 (two) monthly salaries.
Grant of options

See section 9A.

The Options shall have a Term of 6 years and they shall vest over a period of 3 years from the Grant Date, as follows: (i) 17,867 (33.33% of the Options) shall vest on the first anniversary of the Grant Date(the “First Anniversary”); and (ii) Thereafter, the remaining unvested Options shall vest on a three-month basis, over 24 months following the First Anniversary, so that 4,466 (8.33%) shall vest at the end of each three-month period following the First Anniversary, provided however, that upon the lapse of the last three-month period, 4,471 Options shall vest and all Options shall be fully vested upon the third anniversary of the Grant Date. The Exercise price shall be equal to the average closing price of the Company’s common stock over the thirty (30) trading days immediately preceding the applicable grant date.

The Executive shall be entitled to exercise the Options through a “net exercise” mechanism in accordance with the guidelines of the Israel Tax Authority and the Company shall take such reasonable efforts to ensure it.

Any unvested portion of Options shall immediately vest upon a Reorganization Event (as defined in the Equity Incentive Plan) or a change in control event (as defined in the Treasury Regulation Section 1.409A-3(i)(5)).

Subject to the above, the options shall be granted within 45 days of the employment start date. Additional options may be granted at the discretion of the Company based on performance and subject to Parent’s Board approval.

Severance Contribution	8.33% of the Salary
Company’s/ Employee’s portion of the pension compensation (‘Tagmulim’)	Company: 6.5% of the Salary (in case of Manager Insurance the Company’s contributions shall be not more than 7.5% of the Salary as described in the Agreement) Employee: 6% of the Salary
Study Fund	Company: 7.5% of the Salary (as described in the Agreement) Employee: 2.5% of the Salary (as described in the Agreement)
Vacation	25 working days per year (vacation accumulation is limited to 60 days).
Review of terms	Upon the company reaching: (i) Annual revenues of $30M; or (ii) $100M market cap over a period of at least a quarter.

EXHIBIT B – PROPRIETARY INFORMATION, NON COMPETE

AND PROTECTION OF INTELLECTUAL PROPERTY undertaking (The “Undertaking”)

This undertaking is an Exhibit B to the Employment Agreement dated June 7, 2026 by and between Yiftach Kleinman (ID No. 027788751) of Yefe Nof St 23, Ashkelon, Israel (the “Executive”) and Duke Robotics Corp. (the “Employment Agreement”)

The Executive warrants and undertakes that during his relationship with the Company and thereafter, he shall maintain in complete confidence any matters that relate to the Company (together with its Affiliates shall be defined as the “Company), its affairs or business, including regarding the terms and conditions of his employment, and that he shall not harm its goodwill or reputation, and he agrees to the provisions of the confidentiality, non-competition, non-solicitation and intellectual property clauses as specified below.

For avoidance of any doubt, it is hereby clarified that the Executive’s obligations and representations and the Company’s rights under this Undertaking shall apply retroactively as of the commencement of the parties’ engagement, regardless of the date of execution of this Undertaking.

The Executive’s obligations pursuant to this Undertaking derive from his status and his position in the Company, along with all matters connected therewith, and the terms and conditions of the Executive’s employment pursuant to the Employment Agreement, including his compensation and benefits, have been determined in part, inter alia, in consideration of this undertaking and constitute sufficient consideration for his obligations hereunder.

1.	Confidentiality

1.1	The Executive undertakes to maintain the Confidential Information (as defined below) of the Company during the term of his engagement with the Company and after the termination of such, for any reason.

1.2	Without derogating from the generality of the foregoing, the Executive hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to his engagement with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of Executives; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during his engagement period with the Company, whether or not developed by the Executive.

1.3	The Executive undertakes not to directly or indirectly give or transfer, directly or indirectly, to any person or entity, any material, raw material, product, part of a product, model, document or other information storage media, or any photocopied, printed or duplicated object containing any or all of the Confidential Information.

1.4	The Executive undertakes, that the Company may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive’s relationship with the Company, and thereafter, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except solely for the purpose of and in connection with his work for the Company, Third Party Information unless expressly authorized by the Company in writing.

1.5	During the Executive’s relationship with the Company the Executive shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Executive has an obligation of confidentiality, and the Executive did not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he has an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6	In the event the Executive is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and statutory VAT, without derogating from any other relief or remedy available to the Company by virtue of any law.

2.	Non-Competition/ Non-Solicitation

In order to enable the Company to effectively protect the Company’s Major Assets (as defined below), and Confidential Information (which the Executive will be exposed to and it constitutes the essence of the Company’s protected business and commercial advantage in which significant capital investments were made), the Executive hereby undertakes that during the period of his engagement with the Company and for a period of twelve (12) months following termination of his engagement with the Company, for any reason:

2.1	he shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, or in the field in which the Company engages, is engaged or is anticipated to be engaged (the “Competitive Occupation”).

2.2	Without derogating from the generality of the foregoing, the Executive undertakes not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company’s customers, suppliers or agents, including customers, suppliers or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of his employment with the Company or prior thereto.

2.3	In addition, the Executive undertakes that during the period of his engagement with the Company and for a period of (12) months following termination of his engagement with the Company, for any reason, not to approach, solicit or recruit any employee of the Company or any consultant, service provider, agent, distributor, customer or supplier of the Company, to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.4	The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Executive alone or in cooperation with others and shall apply to the participation of the Executive in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

3	Intellectual Property, Copyright and Patents

3.1	The Executive hereby acknowledges and agrees that the Company exclusively owns and shall own all right, title and interest in and to any work, products, processes, materials, inventions, texts, algorithms, designs, sketches, ideas or discoveries, all derivatives, enhancements or improvements thereof and any and all Intellectual Property Rights associated therewith, created, conceived made or discovered by the Executive (whether solely or jointly with others) during the term of employment; or in connection therewith; or in connection with the Company, its business (actual or contemplated), products, technology or know (“Company IPR”). “Intellectual Property Rights” means all worldwide (a) patents, patent applications, designs and patent rights; (b) rights associated with works of authorship, including, but not limited to, copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights, trademarks, service marks, logos, domain names, trade dress and goodwill; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.2	The Executive acknowledges and agrees that all Company IPR and all modifications, derivatives and enhancements thereof belong to, and shall be the sole property of, the Company (or its designees) upon creation thereof. The Executive hereby irrevocably assigns to the Company or its designee and shall assign all right, title and interest the Executive may have or may acquire in and to Company IPR upon its creation. The Executive acknowledges and agrees that no rights relating to any Company IPR are reserved to Executive.

The Executive will assist the Company, upon Company’s first request, to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation,  executing, verifying  and delivering  such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Executive’s relationship with the Company, all for no additional consideration, provided that Executive shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document required, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and on its behalf to further the above purposes.

3.3	The Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement between the Executive and the Company is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law and the Executive irrevocably waives any legal right he may have in connection with the Company IPR, including without limitation any right, moral rights or right to claim royalties or any other additional consideration from the Company with regard to the assigned Company IPR, including without limitation, in respect of Section 134 of the Patent Law 5727-1967 or other applicable laws. The foregoing waiver relates to any claims or demands whatsoever, whether in the present, past or future, and whether under contract or other legal or equitable theory.

3.4	The Executive represents and warrants that upon execution hereof, he has not created and does not have any right, title or interest in and to any Intellectual Property Rights related, similar to and/or required for Company’s business, products or Intellectual Property Rights (“Prior Inventions”). The Executive undertakes not to incorporate any Prior Inventions or third party’s Intellectual Property Rights (including of a former employer) in any Company IPR.

3.5	The Executive undertakes to immediately inform and deliver IN WRITING to the Company, written notice of any Company IPR conceived or invented by him or personnel of the Company or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6	The Executive’s obligations pursuant to this Section 3 shall survive the termination of his employment with the Company or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

4.	The Executive confirms that he has carefully reviewed the provisions of this Undertaking, fully understand the consequences thereof and have assessed the respective advantages and disadvantages to me of subscribing to this Undertaking and, specifically, his undertaking relating to non-compete and non-solicitation, and acknowledges and agrees that:

4.1	Executive’s obligations according to this Undertaking including relating to non-competition and non-solicitation are necessary and essential to protect the business and the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”) and to realize and derive all the benefits, rights and expectations of conducting Company’s business, and that the scope and duration of such obligations and the other protective covenants contained herein are fair, reasonable and proportional in all aspects, especially in light of the nature of the business in which the Company is engaged, the Executive’s knowledge of the Company’s business, his position, Executive’s exposure to confidential information and the compensation and benefits to which Executive is entitled under the Agreement (which constitutes, among others, good and valuable consideration for his agreement to be bound by such covenants and such compensation and benefits were determined, inter alia, in consideration for his obligations under this Undertaking).

4.2	Breach of any obligation under this Undertaking shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, shall constitute a material breach of the Agreement, and may harm the trade secrets, confidential connections, confidential information and other privileged interests of the Company.

4.3	Executive’s obligations under this Undertaking do not prevent him/her from developing his general knowledge and professional expertise in the area of his business, with regard to those who are not customers, contractors and/or employees of the Company and without usurping its trade secrets and its confidential information.

4.4	Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Undertaking may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

5.	This Undertaking and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have the exclusive jurisdiction over the parties with regard to this Undertaking, its execution, interpretation and performance.

6.	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Employment Agreement.

7.	This Undertaking is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

I, Yiftach Kleinman, HAVE READ THIS UNDERTAKING CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

Yiftach Kleinman

Signatures:	/s/ Yiftach Kleinman	Date : June 7, 2026

[TRANSLATED FROM HEBREW- THE HEBREW VERSION IS THE BINDING VERSION]

ANNEX “B”

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS

TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility to receive annuity payment under an insurance fund as aforesaid (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a)	to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, his employee’s benefit in addition thereto payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid the above 2 1/3% in addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(1)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall be only in lieu of 72% of the Employee’s severance pay;

In the event the employer has made payments in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payments, a written agreement was executed between the employer and the employee which included:

(a)	the employee’s consent to an arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)	an advance waiver by the employer of any right which he may have to a refund of monies from its payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to sections 16 or 17 to the Law and/or in cases in which if such severance pay was denied the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; for these purposes “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

15th Sivan 5758 (9th June 1998).

Eliahu Ishai

Minister of Labor and Welfare

Exhibit C

DUKE ROBOTICS CORP. 2021 EQUITY INCENTIVE PLAN

Stock Option Schedule

For use with respect to an Option awarded under Israeli Addendum

This Stock Option Schedule, together with the attached Stock Option Agreement (the “Agreement”), is made as of [ ] [ ], 2026, by and among Duke Robotics Corp. (fka/ UAS Drone Corp.) (the “Company”) and [________________], an Israeli citizen (the “Participant”).

WHEREAS	The Company adopted the Duke Robotics Corp. 2021 Equity Incentive Plan and the Israeli Addendum, each as amended and in effect from time to time (the “Plan”), a copy of which was reviewed by the Participant; and

WHEREAS	the Participant is an Employee or a service provider of the Subsidiary; and

WHEREAS	The Company is an “employer company” of Duke Airborne Systems Ltd., as such term is defined under the Israeli Income Tax Ordinance [New Version] – 1961, as amended; and

WHEREAS	The Company resolved to provide the Participant an Option Grant (as defined below), subject to the terms and conditions herein.

NOW, THEREFORE, it is agreed as follows:

1.	All terms not defined herein shall have the meaning ascribed to them in the Plan.

2.	The Company resolved to grant certain options (the “Option Grant”) to purchase the Company’s shares of common stock to the Participant.

3.	The terms of the Option Grant are as follows:

3.1.	Grant Date: [ ] [ ], 2026

3.2.	Shares Granted: [ ]

3.3.	Vesting Schedule: Options shall vest over a period of 3 years from the Grant Date, as follows: (i) 17,867 (33.33% of the Options) shall vest on the first anniversary of the Grant Date(the “First Anniversary”); and (ii) Thereafter, the remaining unvested Options shall vest on a three-month basis, over 24 months following the First Anniversary, so that 4,466 (8.33%) shall vest at the end of each three-month period following the First Anniversary, provided however, that upon the lapse of the last three-month period, 4,471 Options shall vest and all Options shall be fully vested upon the third anniversary of the Grant Date.

3.4.	Vesting Commencement Date: on the Grant Date

3.5.	Grant Price (or exercise price): US $[ ] per Share

3.6.	Expiration Date: [ ] [ ], 2032

3.7.	Tax Route (check one): ☒ 102 (Capital Gains) ☐ 3(i)

3.8.	Stock Option Agreement Version: 2

4.	The Option Grant is conditioned upon, and shall not become effective unless and until, the Participant agrees to the terms of this Agreement.

5.	Contact details and personal details of the Participant as supplied by it:

5.1.	Full name: _____________________

5.2.	Identification number: ___________

5.3.	Address: ______________________

5.4.	Cellular Phone: _________________

5.5.	E-mail: ______________________

6.	The grant is made in accordance with the terms of the Plan and the accompanying Stock Option Agreement.

7.	Prior to signing this Agreement, Participant had the reasonable opportunity to review the Plan and consult with his advisors (such advisors shall not include the Company or anyone on the Company’s behalf) as Participant deemed fit.

8.	Participant hereby confirms that he received reasonable opportunity to review the Plan and understand its terms, and that Participant agrees to the terms and provisions of the Plan.

9.	Without derogating from any other provision under the Plan, the Participant acknowledges and agrees that the Company may be merged, or acquired or sold to a third party, and in such case, by signing this Agreement, the Participant grants the Board, or anyone on behalf of the Board, the right to sign on behalf of such Participant any document or agreement reasonably necessary, in the Board’s discretion, in order to consummate such acquisition, merger or sale. In the event of a Reorganization Event (as defeoned in the Plan) or a change in control event (as defined in the Treasury Regulation Section 1.409A-3(i)(5)), then 100% of the then-unvested options subject to the Option Grant shall accelerate and become immediately vested

10.	Applicable for 102 Tax Route:

10.1.	Participant hereby confirms that he is aware of the provisions of Section 102 (the updated Section 102 is attached hereto as Schedule A) and the applicable Tax Route.

10.2.	Participant shall not exercise shares (as such term is defined in Section 102) before the Release Term.

10.3.	Participant agrees to the terms in the Trust Agreement according to the Israeli Addendum of the Plan.

Sincerely yours,

Duke Robotics Corp.		Participant signature

By:	/s/ Erez Nachtomy	Participant Name:
Title:	Vice Chairman